Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form S-8 pertaining to the Rogers Corporation 2009 Long-Term Equity Compensation Plan, Non-Qualified Stock Option Agreement as dated October 3, 2011 and Time-Based Restricted Stock Unit Award Agreements as dated October 3, 2011 of Rogers Corporation (for the registration of 544,800 shares of capital stock) of our reports dated February 17, 2012, with respect to the consolidated financial statements and schedule of Rogers Corporation and the effectiveness of internal control over financial reporting of Rogers Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

                                    /s/ Ernst & Young LLP
Providence, Rhode Island
May 7, 2012